Exhibit 17.1

Date: August 19, 2005

To:   Board of Directors
      TELECOM COMMUNICATIONS, INC.


Dear Sirs:

                             RESIGNATION AS DIRECTOR
                             -----------------------

I, the undersigned, hereby resign as Director and CFO of your Company with effect from the date hereof.

I hereby confirm that I have no claim and demand whatsoever against your Company.


Yours Faithfully,

/s/ Gary Lam
-----------------

Gary Lam